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Exhibit 99.1

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN

        1.     Purpose of the Plan.    The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance. If this Plan is approved by stockholders at the 2004 annual meeting of stockholders, it will replace the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors' Stock Option Plan, no further option grants will be made under those plans, and the remaining shares available for issuance under those plans will be available for issuance under this Plan.

        2.     Definitions.    As used herein, the following definitions shall apply:

          (a)   "Administrator" means the Board or any of the Committees appointed to administer the Plan.

          (b)   "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c)   "Applicable Acceleration Period" means:    (i) 24 months, in the case of the Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President, and (iii) 12 months, in the case of all other Grantees.

          (d)   "Applicable Laws" means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

          (e)   "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

          (f)    "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (g)   "Board" means the Board of Directors of the Company.

          (h)   "Cause" means with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Active Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          (i)    "Change in Control" means a change in ownership or control of the Company effected through any of the following transactions:

            (i)    a dissolution or liquidation of the Company;

            (ii)   a merger or consolidation in which the Company is not the surviving corporation;

            (iii)  a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

            (iv)  any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged.

          (j)    "Code" means the Internal Revenue Code of 1986, as amended.

          (k)   "Committee" means any committee composed of members of the Board appointed by the Board to administer the Plan.

          (l)    "Common Stock" means the common stock of the Company.

          (m)  "Company" means Gilead Sciences, Inc., a Delaware corporation.

          (n)   "Consultant" means any person including an advisor, who is engaged by the Company or any Related Entity to render services to the Company or such Related Entity and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not otherwise compensated by the Company for their services as Directors. The term "Consultant" shall include a member of the Board of Directors of a Related Entity.

          (o)   "Continuous Active Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence or (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant. Continuous Active Service shall be considered interrupted in the case of any change in status or capacity as an Employee, Director or Consultant (except as otherwise provided in the Award Agreement or authorized by the Board). The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Active Service shall be considered interrupted in the case of any leave of absence approved by the Board or the chief executive officer of the Company including sick leave, military leave, or any other personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds 90 days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Nonstatutory Stock Option on the day three months and one day following the expiration of such 90 day period.

          (p)   "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

          (q)   "Director" means a member of the Board or the board of directors of any Related Entity.

          (r)   "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

          (s)   "Domestic Partner" means a person who meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

          (t)    "Employee" means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any

  Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

          (u)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (v)   "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            (i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

            (ii)   If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the last market trading day prior to the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

            (iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Board in good faith.

          (w)  "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

          (x)   "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which these persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

          (y)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (z)   "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (aa)     "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (bb)     "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

          (cc)     "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (dd)     "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

          (ee)     "Performance Shares" means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

          (ff)      "Performance Units" means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

          (gg)     "Phantom Share" means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares over a specified period of time and which will be payable in cash or Shares as established by the Administrator.

          (hh)     "Plan" means this Gilead Sciences, Inc. 2004 Equity Incentive Plan.

          (ii)       "Related Entity" means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

          (jj)       "Restricted Stock" means Shares or an Award denominated in Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

          (kk)     "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto, as in effect when discretion is being exercised with respect to the Plan.

          (ll)       "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

          (mm)     "Share" means a share of the Common Stock.

          (nn)     "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.     Stock Subject to the Plan.

          (a)   Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including, without limitation, Restricted Stock, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) is 3,600,000 Shares, plus the number of shares previously authorized for issuance under the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors' Stock Option Plan which are not required to be issued upon the exercise of options under those plans outstanding on May 25, 2004. Notwithstanding the foregoing, no more than 200,000 of such Shares may be issued pursuant to all Awards of Restricted Stock, Performance Shares, and Phantom Shares, in total. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. Performance Units that by their terms may only be settled in cash shall not reduce the maximum aggregate number of shares that may be issued under the Plan.

          (b)   Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

        4.     Administration of the Plan.

          (a)   Plan Administrator:

            (i)    Administration with Respect to Directors and Officers.    With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

            (ii)   Administration With Respect to Consultants and Other Employees.    With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

            (iii)  Administration With Respect to Covered Employees.    Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

          (b)   Powers of the Administrator.    Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

            (i)    to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

            (ii)   to determine whether and to what extent Awards are granted hereunder;

            (iii)  to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

            (iv)  to approve forms of Award Agreements for use under the Plan;

            (v)   to determine the terms and conditions of any Award granted hereunder;

            (vi)  to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 11;

            (vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

            (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

            (ix)  to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

          (c)   Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys' fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company's expense to handle and defend the same.

        5.     Eligibility.    Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine.

        6.     Terms and Conditions of Awards.

          (a)   Type of Awards.    The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Dividend Equivalent Rights, Performance Units, Performance Shares, or Phantom Shares. An Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

          (b)   Designation of Award.    Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonstatutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

          (c)   Conditions of Award.    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company's products, (iii) achievement of specified milestones in the commercialization of one or more of the Company's products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company's products, (v) expense targets, (vi) personal management objectives, (vii) share price (including, but not limited to, growth measures and total shareholder return), (viii) earnings per share, (ix) operating efficiency, (x) operating margin, (xi) gross margin, (xii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xiii) net sales growth, (xiv) productivity ratios, (xv) operating income, (xvi) net operating profit, (xvii) net earnings or net income (before or after taxes), (xviii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xix) earnings before or after interest, taxes, depreciation, and/or amortization, (xx) economic value added, (xxi) market share, (xxii) customer satisfaction, (xxiii) working capital targets, and (xxiv) other measures of performance selected by the Administrator.    Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

          (d)   Acquisitions and Other Transactions.    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

          (e)   Deferral of Award Payment.    The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

          (f)    Separate Programs.    The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

          (g)   Individual Limitations on Awards.    The maximum number of Shares with respect to which Options and/or SARs may be granted to any Grantee in any fiscal year of the Company shall be 1,000,000 Shares. The maximum number of Shares with respect to which Restricted Stock, Performance Shares, or Phantom Shares, in the aggregate, may be granted to any Grantee in any fiscal year of the Company shall be 100,000 Shares. In connection with a Grantee's (i) commencement of Continuous Active Service or (ii) promotion, a Grantee may be granted Options and/or SARs for up to an additional 500,000 Shares or Restricted Stock, Performance Shares, or Phantom Shares, in the aggregate, for up to an additional 50,000 shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. The value of all Awards denominated in U.S. dollars granted in any single calendar year to any Participant shall not exceed $7,000,000. For this purpose, the value of an Award denominated in U.S. dollars shall be determined on the date of grant without regard to any conditions imposed on the Award. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock), if such repricing is approved by the stockholders of the Company, shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or U.S. dollars) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

          (h)   Early Exercise.    The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

          (i)    Term of Award.    The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

          (j)    Transferability of Awards.    Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee's Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee's Award in the event of the Grantee's death on a beneficiary designation form provided by the Administrator.

          (k)   Time of Granting Awards.    The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

        7.     Award Exercise or Purchase Price; Consideration and Taxes.

          (a)   Exercise or Purchase Price.    The exercise or purchase price, if any, for an Award shall be as follows:

            (i)    In the case of an Incentive Stock Option:

              (A)  granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant; or

              (B)  granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

            (ii)   In the case of a Nonstatutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

            (iii)  In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

            (iv)  In the case of other Awards, such price as is determined by the Administrator.

            (v)   Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

          (b)   No Authority to Reprice.    Without the consent of stockholders of the Company, the Board shall have no authority to effect (i) the repricing of any outstanding Options under the Plan and/or (ii) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock.

          (c)   Consideration.    Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

            (i)    cash;

            (ii)   check;

            (iii)  surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six months;

            (iv)  with respect to Options, payment through a traditional broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

            (v)   with respect to Options, payment through an internet-based broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall establish and maintain an account with the internet-based broker-dealer to effect the sale of some or all of the purchased Shares and ensure that such account contains sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall execute the transaction with the internet-based broker-dealer who will then cause the purchased Shares to be deposited into the Grantee's account in order to complete the sale transaction; or

            (vi)  any combination of the foregoing methods of payment.

          (d)   Taxes.    No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any federal, state, local or non-U.S. income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

        8.     Exercise of Award.

          (a)   Procedure for Exercise; Rights as a Stockholder.

            (i)    Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of 5% of the Shares authorized for issuance under Section 3(a), any Awards of Restricted Stock which vest on the basis of the Grantee's Continuous Active Service with the Company or a Related Entity shall not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period and any Awards of Restricted Stock which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

            (ii)   An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company or its designee in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(c)(iv).

          (b)   Exercise of Award Following Termination of Continuous Active Service.

            (i)    An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Active Service only to the extent provided in the Award Agreement.

            (ii)   Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

            (iii)  Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Active Service shall convert automatically to a Nonstatutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

        9.     Conditions Upon Issuance of Shares.

          (a)   Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

        10.   Adjustments Upon Changes in Capitalization.    If any change is made in the Common Stock subject to the Plan, or subject to any Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 3(a), and the maximum number of shares subject to award to any person during any calendar year pursuant to Section 6(g), and the outstanding Awards (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph) will be appropriately adjusted in the classes(es) and the number of shares and price per Share subject to such outstanding Awards, including any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph.

        11.   Change in Control.

          (a)   Effect of Change in Control on Awards.    In the event of a Change in Control, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Awards outstanding under the Plan or shall substitute similar Awards for those outstanding under the Plan, (ii) the time during which such Awards may be exercised shall be accelerated and the Awards terminated if not exercised prior to the Change in Control, or (iii) such Awards shall continue in full force and effect.

          (b)   Acceleration of Award Upon Change in Control.    Notwithstanding any other provisions of this Plan to the contrary, if a Change in Control occurs and if within one month before or within the Applicable Acceleration Period after the date of such Change in Control the Continuous Active Service of an Employee or a Consultant terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Employee or Consultant due to a Constructive Termination (as such term is defined below), then the vesting and exercisability of all Awards held by such Employee or Consultant shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows. With respect to those Awards held by an Employee or a Consultant at the time of such termination, 100% of the unvested Shares covered by such Awards shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to 100% of the Shares still subject to such rights, as appropriate) as of the date of such termination.

          (c)   Definition of "Cause".    For the purposes of Section 11(b) only, "Cause" means (i) conviction of, a guilty plea with respect to, or a plea of non contendere to a charge that a Grantee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between the Grantee and the Company or a Related Entity that impairs the Company's or the Related Entity's interest therein; (iii) willful misconduct, significant failure of the Grantee to perform the Grantee's duties, or gross neglect by the Grantee of the Grantee's duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

          (d)   Definition of "Constructive Termination".    For purposes of Section 11(b) only, "Constructive Termination" means the occurrence of any of the following events or conditions: (i) (A) a change in the Grantee's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee's status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or within the Applicable Acceleration Period after the date of a Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee's status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of such offices or positions, except in connection with the termination of the Grantee's Continuous Active Service for Cause, as a result of the Grantee's Disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a reduction in the Grantee's annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company's requiring the Grantee to relocate to any place outside a 50 mile radius of the Grantee's current work site, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; of (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

          (e)   Effect of Acceleration on Incentive Stock Options.    Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of

  Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Nonstatutory Stock Options.

        12.   Effective Date and Term of Plan.    The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

        13.   Amendment, Suspension or Termination of the Plan.

          (a)   The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

          (b)   No Award may be granted during any suspension of the Plan or after termination of the Plan.

          (c)   No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

        14.   Reservation of Shares.

          (a)   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          (b)   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        15.   No Effect on Terms of Employment/Consulting Relationship.    The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee's Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee's Continuous Active Service has been terminated for Cause for the purposes of this Plan.

        16.   No Effect on Retirement and Other Benefit Plans.    Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Pension Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

        17.   Unfunded Obligation.    Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee's creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

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  Exhibit 99.1
GILEAD SCIENCES, INC. 2004 EQUITY INCENTIVE PLAN